EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Announces Increases in U.S. Term Loan and Share Repurchase Program

Las Vegas, NV June 7, 2018 — Las Vegas Sands Corp. (NYSE: LVS) announced today it has entered into an amendment agreement that increases the amount of its U.S. term loan by $1.35 billion. The company said it intends to use the proceeds to support its share repurchase program and for general corporate purposes. In addition, the company’s Board of Directors has authorized an increase in the size of the company’s share repurchase program - from $1.56 billion to $2.5 billion - while also extending the expiration date.

“Our company has the financial strength to continue enhancing our industry-leading efforts to return capital to our shareholders. At the same time, we are able to maintain the flexibility needed to heavily reinvest in our current portfolio of properties and also pursue and ultimately develop new multi-billion dollar Integrated Resorts in key markets around the world. This is another example of our company continuing to execute on our core strategic initiatives,” said Sands Chairman and Chief Executive Officer Sheldon G. Adelson.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the uncertainty of whether efforts to return capital to shareholders will continue and whether a new Integrated Resort will ultimately be developed, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.
About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the world's pre-eminent developer and operator of world-class Integrated Resorts that feature luxury hotels; best-in-class gaming; retail; dining and entertainment; Meetings, Incentives, Convention and Exhibition (MICE) facilities; and many other business and leisure amenities. LVS pioneered the MICE-driven Integrated Resort, a unique, industry-leading and extremely successful model that serves both the business and leisure tourism markets.

The company’s properties include The Venetian and The Palazzo resorts and Sands Expo in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for its 50,000 team members worldwide, driving impact through its Sands Cares corporate giving program and leading innovation with the company’s award-winning Sands ECO360 global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607